Max Maxfield, WY Secretary of State
FILED: 05/02/2011 08:40 AM
Original ID: 2010-000588847
Amendment ID: 2011-000975903

AMENDMENT TO ARTICLES OF INCORPORATION
(BY BOARD OF DIRECTORS OR INCORPORATORS)

Wyoming Secretary of State
The Capitol Building, Room 110
200 W. 24th Street
Cheyenne, WY 82002--0020

Phone (307) 777-7311-7312
Fax (307) 777-5339
E-mail: corporations@state.wy.us

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1. The name of the corporation is: EnviroXtract, Inc.

2. Article III is amended as follows:

   The total number of voting Preferred Stock Series E stock authorized that may be issued by the Corporation is being increased from 6,000,000 shares to 60,000,000 shares.

   The Preferred Class Series G conversion rate is 25,000-for-1.

   The Preferred Class Series H conversion rate is being increased from 500-for-1 to 5,000-for-1.

3. If the Amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself are: None at present

4. The date of each amendment's adoption is April 19, 2011

5. The amendment was adopted by the Board of Directors without shareholder action and shareholder action was not required.

Date: April 19, 2011

Signed: [signature]
Dennis Atkins,
Title: Director/CFO/Secretary

Received
APR 25 2011
Secretary of State
Wyoming